UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

August 28, 2007

PDL BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19756	94-3023969
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

34801 Campus Drive

Fremont, California 94555

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(510) 574-1400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On August 28, 2007, PDL BioPharma, Inc. (“we”) issued a press release announcing our plan to sell our commercial related assets, including our Cardene®, Retavase® and IV Busulfex® product rights, and rights to our ularitide development-stage product (our “Commercial and Cardio Assets”). A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. In connection with the planned disposal of our Commercial and Cardio Assets, we expect to eliminate approximately 250 employment positions (the “Commercial and Cardio Employment Positions”), which support our Commercial and Cardio Assets. Our press release also announced that, as a result of significant changes to our strategy and development product portfolio, we would conduct a thorough review of our organization to ensure that our structure and scope of operations are appropriately aligned with our new strategy (our “Organizational Review”). We anticipate effecting a sizeable workforce reduction in connection with our Organizational Review, which workforce reduction would be in addition to the elimination of the Commercial and Cardio Employment Positions.

At the time of the issuance of our press release on August 28, 2007, we also communicated to our employees the matters announced in the press release, including the expected elimination of the Commercial and Cardio Employment Positions and the sizeable workforce reduction we anticipate effecting in connection with our Organizational Review.

Final determinations as to the actual number of employment positions to be eliminated and any actual sales of the Commercial and Cardio Assets are dependent upon numerous factors, and we are unable to make a good faith determination at this time of an estimate of the amount or range of amounts of the charge that will result in future cash expenditures as a result of:

•	our planned disposal of the Commercial and Cardio Assets;

•	our expected elimination of the Commercial and Cardio Employment Positions; or

•	the elimination of employment positions we anticipate in connection with our Organizational Review.

We will amend this Current Report on Form 8-K after we make a determination of such an estimate or range of estimates.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit Description
99.1	Press Release of PDL BioPharma, Inc. dated August 28, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 4, 2007

PDL BioPharma, Inc.

By:	/s/ Andrew Guggenhime
Andrew Guggenhime
Senior Vice President and Chief Financial Officer

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